Exhibit 10.50

June 11, 2004

Activision, Inc.
Michael Hand
3100 Ocean Park Blvd.
Santa Monica, CA 90405

Re:	Modification of Territory for PlayStation® 2 CD-ROM/DVD-ROM Licensed Publisher Agreement

Dear Mr. Hand:

Section 4.4 of your PlayStation® 2 CD-ROM/DVD-ROM Licensed Publisher Agreement (“PS2 LPA”) provides, in pertinent part, that SCEA may modify your territory through written notification to you.  SCEA is pleased to advise you that, effective immediately, your Licensed Territory in section 1.18 of the PS2 LPA shall be expanded to include Mexico, provided that, in accordance with Section 4.4 of the PS2 LPA, SCEA reserves the right upon further written notice to require publisher to withdraw from a particular country if necessary for protection of SCEA’s intellectual property.  Please keep in mind that all Licensed Products – whether sold in the U.S., Canada or, now Mexico – must comply with all applicable laws and regulations (see, PS2 LPA, section 9.2 (x)).

SCEA will review and approve all printed materials for Mexico pursuant to our normal procedures, however the Licensed Publisher is responsible for the accuracy of any text translation.  In the event that SCEA makes any changes to our standard packaging guidelines to reflect local language issues, it will be communicated through an amendment to the Source Book in due course.

Please contact your designated Account Manager if you have any questions regarding this issue.

Very best regards,

/s/ Andrew House
Andrew House
Executive Vice-President
cc:	Account Manager
Mary Tierney
Karen Borowick